EXHIBIT 10.7

   EMPLOYMENT AGREEMENT BETWEEN NMBT AND PETER R. MAHER DATED JANUARY 1, 1999



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         THIS  AGREEMENT  is made and entered into as of the 1st day of January,
1999, by and between NMBT, a Connecticut bank and trust company with its principal office and place of business at 55 Main Street, New Milford, Connecticut 06776 (the "Bank"), and Peter R. Maher, residing at 116 Brushy Hill Road, Newtown, Connecticut 06470 ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee has been and continues to be employed by the Bank in a management capacity;

         WHEREAS, Employee is willing to continue to work for the Bank on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual terms herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

         I.       EMPLOYMENT.

         The Bank agrees to employ Employee for the Term of Employment, as such term is defined in Section 2.6 hereof, in the same position that Employee holds on the date of this Agreement, and Employee accepts such employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

         II.      DEFINITIONS.

         The following terms shall have the following meanings:

         2.1      "Cause," shall mean:

                  (a) Employee's breach of his obligations under this Agreement, if such breach shall not have been cured by Employee within thirty (30) days after Employee's receipt from the Bank of written notice of a claimed breach; or

                  (b) willful misconduct by Employee, including, but not limited to, the commission by Employee of a felony or the perpetration by Employee of common law fraud upon the Bank; or

                  (c)      violation by Employee of one or more federal or state
                           banking  laws,  including   regulations   promulgated
                           thereunder, which, considered separately or together,
                           is  deemed  to  be  a  significant   violation,   the
                           existence and significance of such violation or violations to be determined in good faith by the Board of Directors of the Bank (the "Board") after consultation with counsel; such
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                           determination need not await final adjudication of an
                           alleged  violation or  violations  by the  applicable
                           federal    or   state    bank    regulatory    agency
                           (collectively, "Bank Regulators"); or

                  (d) conduct by Employee which is subject to criticism by Bank Regulators and which criticism the Board, after consultation with counsel, deems in good faith to adversely affect the Bank, including the Bank's standing with Bank Regulators; or

                  (e)      Failure  To  Adhere  To   Performance   and   Conduct
                           Criteria, as defined below; or

                  (f) prior to a Change-in-Control, as defined below, such other conduct as may constitute cause under the laws of Connecticut.

                  2.2 A "Change-in-Control" shall be deemed to have occurred with respect to the Bank if any "Person," as defined in Section 2.5, has acquired beneficial ownership or effective control of the Bank. A Person shall be deemed to have acquired beneficial ownership or effective control if:

                  (a) the Person directly or indirectly or acting through one (1) or more other Persons beneficially owns, controls, or has power to vote twenty-five percent (25%) or more of the voting common stock of the Bank; or

                  (b) the Person acquires all or substantially all of the assets and businesses of the Bank; or

                  (c) the Person controls the election of a majority of the directors of the Bank; or

                  (d) the Board of Directors of the Bank determines that the Person directly or indirectly exercises a controlling influence over the management or policies of the Bank; or

                  (e) the Person (i) is a party to a merger, consolidation, or any other form of reorganization having substantially the same effect as a merger or consolidation with the Bank, and (ii) immediately prior to such transaction the Person had total assets as of the end of its most recent fiscal year equal to or greater than twenty percent (20%) of the total assets of the Bank as of the end of its most recent fiscal year.

                  Notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred if (i) a majority of the directors of the Bank in office prior to the events described in (a), (b), or (c) above shall so vote not later than thirty (30) days following the event, and (ii) Employee shall so agree in writing. Beneficial ownership shall be determined under the provisions of Securities Exchange Act Rule 13d-3, (17 C.F.R. & 240.13d-3) as amended and in effect on the date

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of this Agreement.

                  2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  2.4 "Failure To Adhere To Performance and Conduct Criteria" shall mean failure by Employee to adhere to performance and conduct guidelines set forth by the CEO and/or the Board, from time to time; and further that the Employee, in the sole and good faith opinion of the Board, had not adequately corrected such failure within 30 days after Employee's receipt from the Board and/or the CEO of written notice that he has failed to adhere to such guidelines.

                  2.5 A "Person" shall mean a natural person, corporation, or other entity. When two (2) or more Persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of the Bank common stock, such partnership, syndicate, or group shall be considered a Person.

                  2.6 "Term of Employment" shall mean the period commencing as of the date of this Agreement and ending on December 31, 1999; provided, however, the Term of Employment shall automatically be extended to the next subsequent 31st day of December if the Board has not advised Employee in writing prior to 30 days of the expiration date of each such Term of Employment that the Term of Employment shall not be so extended. For example, if the Board of Directors has not advised Employee by November 30, 1999 that the Term of Employment will not be extended beyond December 31, 1999; then the Term of Employment shall automatically be extended until December 31, 2000; if the Board of Directors has not advised Employee by November 30, 2000 that the Term of Employment will not be extended beyond December 31, 2000, then the Term of Employment shall automatically be extended until December 31, 2001. Notwithstanding anything to the contrary, the term of employment shall not be extended beyond December 31, 2001.

         III.     DUTIES OF EMPLOYMENT.

                  3.1 The Bank hereby employs Employee and Employee hereby accepts such employment as Executive Vice President and Chief Lending Officer of the Bank during the Term of Employment upon the terms and conditions set forth herein. During the Term of Employment, Employee will serve as Executive Vice President and Chief Lending Officer of the Bank and will perform such other duties commensurate with his position as Executive Vice President and Chief Lending Officer as the CEO and/or the Board may assign to him. Employee agrees that during the Term of Employment, he will apply, in good faith and on a full-time basis (allowing for usual vacations and absence due to sickness), all of his skill and experience to the performance of his duties in such employment, and will adhere, in good faith, to the laws and regulations of federal and state banking regulatory agencies which may be promulgated from time to time. It is understood that Employee may have other business investments or directorships, which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder.



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         IV.      COMPENSATION AND BENEFITS DURING TERM OF EMPLOYMENT.

                  4.1 The Bank shall pay Employee during the Term of Employment $113,900 per annum paid on a monthly basis, with such increases as provided in
Section 4.2 below, as salary (the "Salary"). The Bank may also pay such bonus compensation ("Bonus Compensation") as may be determined by the Board of Directors of the Bank in its sole discretion.

                  4.2 If this Agreement is extended pursuant to Section 2.6 above, the Salary for such extension period, or periods, as the case may be, will be determined by the Board of Directors in its sole discretion.

                  4.3 Employee  shall be entitled to  participate in any plan of the Bank relating to stock options, stock purchases, pensions, thrift, profit sharing, group life insurance, health, dental and disability coverage, education, or other retirement or employee benefits that the Bank has adopted or may adopt for the benefit of its employees. Employee shall also be entitled to participate in any other fringe benefits which are now or may become applicable to the Bank's employees and any other benefits which are commensurate with the duties and responsibilities to be performed by Employee under this Agreement.

                  4.4 The Bank will reimburse Employee for necessary and reasonable business expenses related to the business of the Bank incurred by him in the performance of his duties hereunder. Employee will be entitled to such reimbursement upon providing to the Bank appropriate documentation or receipts reflecting any such business expenses.

                  4.5 Employee will be entitled to four weeks of paid vacation during each calendar year during the Term of Employment hereof, to be taken at such times as shall not unreasonably interfere with or impede the operation of the Bank.

                  4.6 During the Term of this Agreement, the Bank will provide Employee with the use of a 1998 vehicle. When the vehicle is 36 months old or has been driven 50,000 miles, whichever comes first, the Bank will review this policy and in its discretion furnish Employee with a new vehicle, allow Employee to continue to use the vehicle noted above, or provide Employee with an automobile allowance.

         V.       TERMINATION OF EMPLOYMENT.

                  5.1 If Employee's employment is unilaterally terminated by the Bank during the Term of Employment for any reason other than (i) Cause, (ii) permanent and total disability (as defined in Section 22(e) of the Code) or death, or (iii) in connection with or within one year after a Change-In-Control, Employee shall be entitled to receive, and the Bank shall be obligated to pay to Employee, severance pay in an amount equal to the greater of (A) Employee's Salary as defined in Section 4.1 for the number of months remaining in the Term of Employment, or (B) an amount equal to the then current monthly portion of Employee's Salary multiplied by the number (not to exceed 12) of years, or part thereof, Employee has been employed by the Bank, or (C) Employee's Salary for a period of six months.

                  5.2 In addition to the severance  payment described in Section
5.1 that is payable

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to Employee,  the following shall apply in the event of any termination  without
Cause or in the event of any termination subject to Section 5.3 hereof: (1) Employee shall continue to receive life, health, dental and disability coverage substantially equivalent to the coverage maintained by the Bank for Employee prior to termination for a period of six months; provided the Bank continues to provide such coverage to its executive officers; (2) and all insurance or other provisions for indemnification or defense of officers or directors of the Bank which are in effect on the date of termination of Employee shall continue for the benefit of Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation which may be applicable to such acts or omissions, provided the Bank continues to provide such coverage to its executive officers and directors.

                  5.3 If during the Term of Employment there is a Change-In-Control and Employee's employment is terminated voluntarily for Good Reason, as defined in Section 5.4, or involuntarily for a reason other than Cause, in connection with or within one year after a Change-In-Control, Employee shall be entitled to receive a cash severance as provided for in this Section unless such termination occurs by virtue of normal retirement, permanent and total disability (as defined in Section 22(e) of the Code) or death. Subject to
Section 5.4 below, the amount of the severance payment shall equal (i) two times Employee's average annual Salary which was payable by the Bank and was includable by Employee in his gross income for federal income tax purposes with respect to the five most recent taxable years of Employee ending prior to such Change-In-Control (or such portion of such period during which Employee was a full-time employee of the Bank), less (ii) one dollar. Notwithstanding the foregoing, Employee shall be required, at the sole option of the Bank, to continue his employment hereunder through the occurrence of any such Change-In-Control and a reasonable transition period thereafter. In addition,
Section 5.2 shall apply in the case of any termination of employment within the scope of this Section 5.3.

                  5.4 "Good Reason" shall be deemed to have occurred if Employee terminates his employment for any of the following reasons:

                  (a) without Employee's express written consent, the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities and status with the Bank immediately before a Change-In-Control, or any removal of Employee from, or any failure to re-elect Employee to, any such positions, except in connection with the termination of Employee's employment as a result of permanent and total disability (as defined in Section 22(e) of the Code) or death;

                  (b)      a   reduction   in   Employee's   Salary   in  effect
                           immediately before a Change-In-Control;

                  (c) the failure of the Person substantially to maintain and to continue Employee's participation in the benefit plans as in effect immediately before a Change-In-Control, of the taking of any action which would

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                           materially  reduce the Employee's  benefits under any
                           of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately before a Change-In-Control;

                  (d)      the   change  of   Employee's   principal   place  of
                           employment to a location more than 25 miles from Employee's current principal place of employment.

                  5.5 Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Employee with the Bank (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Bank for the direct or indirect provision of compensation to Employee (including groups or classes of participants or beneficiaries of which Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Employee (a "Benefit Plan"), Employee shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, and all Benefit Plans, which would cause any such payment to Employee to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (a "Parachute Payment"). In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause Employee to be considered to have received a Parachute Payment, then Employee shall have the right, in Employee's sole discretion to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to Employee under this Agreement be deemed to be a Parachute Payment. In the event that there is a dispute between the parties as to whether a reduction in such payments to Employee is required to prevent such payment from constituting a Parachute Payment, the parties agree that they shall be bound by the determination of such matter by a partner resident in Hartford or Stamford, Connecticut of one of the following accounting firms selected by the Bank (or such other firm as shall be mutually agreed upon by the parties):
Pricewaterhouse Coopers LLP; Deloitte & Touche LLP; Ernst & Young LLP; or Price Waterhouse LLP. In the event that Employee would otherwise be deemed to have received an amount that would constitute a Parachute Payment, the amount paid to him that exceeds the maximum amount permissible under this Section 5 shall be treated as a loan to him and shall be repaid, with interest, to the extent necessary to reduce the amount paid to the maximum permissible amount. The interest rate and other terms of any such loan shall conform to terms that would be applicable to loans of similar unsecured type made by the Bank to third parties and to all regulatory requirements. Any such loan shall be repaid in full six months after the date on which the Bank notifies Employee that a loan relationship exists, and may be repaid by Employee without prepayment penalty at any time during such six month period.

                  5.6 Employee shall have no duty to mitigate damages in the event of a termination under the terms of Sections 5.1 and 5.4, and, if he voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of the Bank to make payments hereunder, except as provided in Section 5.3.

                  5.7 If the employment of Employee shall terminate at a time other than during the

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Term of Employment,  or is said employment shall terminate for Cause, as defined in Section 2.1 hereof, or if Employee shall unilaterally terminate his employment other than in connection with a Change-In-Control for Good Reason, all payments that would have been due to Employee under the Agreement on or after the date of such termination shall cease, and the Bank shall have no further obligations under this Agreement other than for amounts accrued but not paid as of the date of such termination.

                  5.8 As a condition of receiving any severance payments or benefits in this Section, Employee must enter into a "Release Agreement" with terms acceptable to the Bank or Person, releasing any and all legal claims the Employee had, has or may have against the Bank or Person.

         VI.      OTHER BENEFITS.

                  6.1 If Employee shall become disabled or incapacitated to the extent that Employee is unable to perform Employee's duties and responsibilities hereunder, Employee shall be entitled to receive disability benefits of the type provided for other executive employees of the Bank.

         VII.     EXPENSES.

                  7.1 Employee shall be entitled to recover any and all reasonable fees and costs and expenses, including but not limited to, attorneys' fees in the event employee is successful in asserting or defending any claim, arising out of Employee's efforts to enforce any and all of the provisions of this Agreement.

                  7.2 Employer shall be entitled to recover any and all reasonable fees and costs and expenses, including but not limited to, attorneys' fees in the event Employer is successful in asserting or defending any claim, arising out of Employer's efforts to enforce any and all of the provisions of this Agreement.

         VIII.    CONFIDENTIAL INFORMATION.

                  Employee understands that in the course of his employment by the Bank, Employee will receive Confidential Information (as hereafter defined) concerning the business of the Bank which the Bank desires to protect. Employee agrees that he will not at any time during or after the Term of Employment reveal to anyone (except for the Bank employees who have a need to know such information in the course of their employment) or use for his own benefit any Confidential Information, without specific written authorization by the Bank. This Section applies to all information obtained by Employee in the course of his employment unless such information is or becomes publicly known or known in the banking community generally prior to any disclosure thereof by Employee. Upon termination of employment for any reason, Employee shall return promptly to the Bank at its direction and expense any and all copies, either prepared by the Bank or Employee, of the records, materials, memorandums and other data constituting Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is proprietary to the


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Bank and regarded as such by it and which is not generally  known to persons not employed by the Bank or who are members of its Board (except for information disclosed by the act or acts of a person not authorized by the Bank to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Bank including, but not limited to, proposed acquisitions, proposed branches, development projects, policies or other facts relating to financial matters, customers , customers' lists and customers' financial needs.

         IX.      PROPRIETARY RIGHTS.

                  9.1    Employee    acknowledges    that   his   services   and
responsibilities are of particular significance to the Bank and that his position with Bank has given, and will give him a close knowledge of its policies and trade secrets. Employee covenants and agrees that he will not, for a period of twelve months from the date of the termination of his employment with the Bank (i) solicit or accept as customers or otherwise provide services to any present customer or former customer of the Bank, (ii) in any manner attempt to induce any customers of the Bank to withdraw their accounts or business from the Bank or to induce any prospective customer to not become a customer, (iii) induce or encourage any employee of the Bank to terminate such employee's employment, or (iv) make any disparaging comment or statement, orally or in writing, regarding the Bank or its employees or take any action or make any other comment or statement that may harm the reputation or business of the Bank.

                  9.2 For purposes of this Agreement, "present customer", "former customer" shall be defined in the following manner:

                           A "present customer" of the Bank is a Person with whom the Bank has a business relationship on the date of termination of Employee's employment.

                           A "former customer" of the Bank is a Person with whom the Bank has no business relationship at the time of the termination of Employee's employment, but has had such a relationship within the one-year period ending on the date of termination of Employee's employment.

                  9.3 Employee agrees that he shall not, for a period of one year following his employment with the Bank, either directly or indirectly as agent, stockholder, employee, officer, director, trustee, partner, proprietor or otherwise engage in, render advice or assistance to or be employed on a compensation basis by any person, firm or entity which is in competition with the Bank. This paragraph shall only apply where such person, firm or entity has its principal office within 15 miles of New Milford, Connecticut, or Danbury, Connecticut; or where the office of Employee is situated, or Employee's primary geographic areas of responsibility will be located within 15 miles of New Milford, Connecticut, or Danbury, Connecticut.

                  9.4 The time periods referred to in Sections 9(1) and (2) above shall each be extended by the amount of time that Employee fails to comply with his obligations under Section 9, whether due to the issuance of a temporary restraining order or injunction or otherwise.

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                  9.5 In addition to any damages or other  remedies to which the
Bank may be entitled by virtue of any breach of the covenants and  agreements in
Section 8 or 9 hereof, Employee acknowledges that any such breach would cause irreparable harm to the Bank and consents to the granting of injunctive and other equitable relief to the Bank. Employee shall also pay all costs, including reasonable attorney's fees, incurred by the Bank in seeking any such remedy or in connection with the Bank otherwise enforcing its rights under this Agreement. Any damages against Employee, which shall include, without limitation, any amounts received as compensation or in any other capacity by Employee from any third party as a result of or in connection with the breach of Employee's obligations under this Agreement, may be applied as a set-off against any amount owed to Employee by the Bank.

         X.       OTHER DUTIES OF EMPLOYEE DURING AND AFTER THE TERM OF
                  EMPLOYMENT.

                  Both during and after the Term of Employment, Employee shall, upon reasonable notice furnish such information as may be in his possession to, and cooperate with, the Bank as may reasonably be requested by the Bank in connection with any litigation in which the Bank is, or may become, a party. The Bank shall reimburse Employee for all of the reasonable expenses incurred by him in fulfilling his obligation under this Section 10 (except that no such expenses shall be paid to Employee with respect to any litigation or proceeding commenced by Employee or as to which Employee is otherwise a party).

         XI.      NOTICES.

                  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Employee or if the Bank, to the Chairman of the Board of the Bank or CEO, or if sent, postage prepaid, certified mail, return receipt requested, or by recognized overnight delivery service, as follows:

   If to Employee, as follows:      Peter R. Maher
                                    116 Brushy Hill Road
                                    Newtown, Connecticut 06470

   If to the Bank, as follows:      NMBT
                                    55 Main Street
                                    New Milford, Connecticut 06776-2400
                                    Attention:  Louis A. Funk, Jr., Chairman or
                                                Michael D. Carrigan,
                                                President and CEO

or to such other address or addresses as hereafter shall be designated by notice given in accordance with this Section by either of the parties hereto to the other party.




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         XII.     SUCCESSORS AND ASSIGNS.

                  The rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the Bank's successors and assigns, including, without limitation, any Person which may acquire all or substantially all of the assets and business of the Bank, or with or into which the Bank may be consolidated or merged or any surviving corporation in any merger involving the Bank. All references in this Agreement to the Bank shall be deemed to include all of its successors and assigns.

         XIII.    ARBITRATION.

                  If any dispute arises between the parties hereto, the Employee's sole recourse will be to submit such claim to binding arbitration in the City of Waterbury, Connecticut, in accordance with the Commercial Rules of the American Arbitration Association.

                  Prior to submitting a dispute to arbitration, the Employee shall first submit such dispute to the Bank's Board of Directors for a period of up to three months in an effort to resolve such dispute without resort to arbitration. During such three month period, both the Employee and the Bank agree to make a good faith effort to resolve the dispute amicably and to make arbitration unnecessary.

                  If the dispute concerns the termination of the Employee's employment, or the severance and benefits to which the Employee is entitled upon the termination, at arbitration, the only issue before the arbitrator will be to determine the nature of the Employee's termination (i.e., whether for cause, without cause, or in a situation subject to Section 5.3, whether Employee had Good Reason to voluntarily terminate his employment). Based on the arbitrator's determination of the nature of the Employee's termination, the arbitrator may award the appropriate severance payments and, if applicable, benefits, provided under this Agreement.

         XIV.     SEVERABILITY.

                  If any of the terms and conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable except that if any provision of the release agreement is declared illegal or unenforceable as the result of efforts by the Employee, or his agent, or Employee brings a claim against any of the released entities released in that release agreement, Employee will return to the Bank any consideration he has received in exchange for entering into the release agreement.


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
         XV.      OTHER AGREEMENTS.

                  This Agreement supersedes any and all prior written or oral employment agreements between the Bank and Employee or between Employee and any predecessor of the Bank.

         XVI.     CONSTRUCTION.

                  This Agreement shall be construed under the laws of the State of Connecticut. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement. No modifications of or amendments to this Agreement may be made except in writing signed by the Bank and Employee. All references to gender shall, as the case may be, refer to either the male or female gender.

         XVII.    MISCELLANEOUS PROVISIONS.

                  17.1 The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed a waiver of any subsequent breach thereof.

                  17.2 Employee hereby acknowledges that the services to be rendered hereunder are of a unique, special and extraordinary character which would be difficult or impossible for the Bank to replace, and by reason thereof, Employee hereby agrees that for violation of any of the provisions of this Agreement, the Bank shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction.

                  IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by a duly authorized officer and Employee has executed this Agreement as of the day and year first above written.

                                      NMBT


                                      By: s/ Louis A. Funk, Jr.
                                          --------------------------
                                          Louis A. Funk, Jr.
                                          Its Chairman



                                          s/ Peter R. Maher
                                          --------------------------
                                          Peter R. Maher


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